Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassoc.com

Larry Gerdes, CEO, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, CFO, 678-808-0600, lance.cornell@trcr.com

December 23, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES CLOSING OF PUBLIC OFFERING

ATLANTA, Georgia. TRANSCEND SERVICES, INC. (the “Company”) (NASDAQ: TRCR) today announced the December 22, 2009 closing of the public offering of a total of 2,553,000 shares of its common stock at a price to the public of $16.75 per share. The Company sold 1,725,000 shares and the selling stockholders sold 828,000 shares.

Lazard Capital Markets LLC was the sole book-running manager and William Blair & Company was co-lead manager for the offering.

The net proceeds to the Company were approximately $27.2 million before expenses. The Company applied approximately $4.0 million of the net proceeds against the remaining $4.8 million balance on its $7.0 million term loan, and intends to use the remainder to pay off the rest of the term loan, fund new acquisitions, working capital and other general corporate initiatives. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

About Transcend Services, Inc.

The Company provides Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s transcription and editing services securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including those relating to the intended use of proceeds of the offering, as well as statements containing words like “intends,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the possible adverse impact on the market price of the Company’s shares of common stock due to the dilutive effect of the securities sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in the Company’s Securities and Exchange Commission filings.